                                   EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                  YEARS ENDED JUNE 30,
                                                        ----------------------------------------
                                                        1995     1994     1993     1992     1991
                                                        ----     ----     ----     ----     ----
Ratio of Earnings to Fixed Charges....................  3.88     3.56     3.17     2.47     1.11

     For purposes of computing the ratio of earnings to fixed charges, Earnings are divided by Fixed Charges. Earnings represent the sum of income from continuing operations before income taxes for the Corporation and its subsidiaries plus Fixed Charges, minus interest capitalized, plus amortization of interest capitalized. Fixed Charges represent interest expense of the Corporation and its subsidiaries (including interest capitalized) plus one-third (the proportion deemed representative of the interest factor) of rents.

                                       35